EXECUTION VERSION

Exhibit 2.2

STRICTLY PRIVATE & CONFIDENTIAL

From:	ICU Medical, Inc. (the “Purchaser”)
951 Calle Amanecer, San Clemente, CA 92673, the United States of America

To:	Smiths Group International Holdings Limited (the “Seller”)
c/o Smiths Group plc
4th Floor, 11-12 St James’s Square,
London,
England, SW1Y 4LB

STRICTLY PRIVATE AND CONFIDENTIAL

         September 2021

Dear Sir or Madam,

Project Senna – Possible sale of Smiths Medical 2020 Limited

The Purchaser refers to the discussions relating to its contemplated acquisition of all the issued shares (the “Shares”) of Smiths Medical 2020 Limited, a private limited company incorporated in England & Wales with registered address 1500 Eureka Park, Lower Pemberton, Ashford, Kent TN25 4BF and company number 05137144 (the “Company”) from the Seller (the “Transaction”).

Following such discussions, the Purchaser is pleased to submit the following irrevocable and unconditional commitment of the Purchaser to acquire the Shares from the Seller, subject to the terms and conditions in the share sale and purchase agreement, a copy of which, executed by the Purchaser, is attached hereto as Schedule 1 (the “SPA”). All such terms and conditions in the SPA that are incorporated by reference herein shall be deemed to constitute fully and for all purposes terms and conditions of this deed (this “Deed”).

Capitalised terms not otherwise defined in this Deed shall have the meaning given to them in the SPA and any reference in this Deed to a Clause shall mean a Clause of the SPA. In this Deed, the expression “party” shall mean each of the Seller and the Purchaser.

1.	Put Option

1.1

The Purchaser hereby irrevocably and unconditionally undertakes to acquire the Shares from the Seller at the price and on the other terms of, and subject to the conditions set forth in, the SPA and this Deed (the “Put Option”), subject only to the delivery by or on behalf of the Seller in accordance with the provisions of Clause 37 (Notices) of the SPA, during the Option Period (as such term is defined below), of the notice set out in Schedule 2 duly executed by the Seller (the “Exercise Notice”), accompanied by a copy of the SPA duly executed by the Seller.

1.2

The Seller accepts the benefit of the Put Option solely as an option exercisable at the Seller’s sole discretion, it being understood that such acceptance shall not constitute in any manner an undertaking by the Seller to exercise the Put Option or to enter into the SPA.

1.3

Upon the sending of the Exercise Notice, together with the executed SPA, the Seller hereby unconditionally and irrevocably agrees that (a) by sending the Exercise Notice together with the executed SPA, it is delivering the executed SPA and (b) once sent, it will have executed and delivered the SPA to the Purchaser, the SPA shall be legally binding immediately on the Purchaser and the Seller.

1.4	The Put Option shall remain valid until the earlier of:

(a)	the date that is ten (10) Business Days after completion of the Consultation Process (as such term is defined below);

(b)	such earlier date after completion of the Consultation Process on which the Seller delivers the Exercise Notice to the Purchaser in accordance with the terms of this Deed;

(c)	such other date as the Seller and the Purchaser, by mutual agreement in writing, determine to terminate this Deed;

(d)	the date on which the Seller notifies the Purchaser in writing that it has determined not to exercise the Put Option; and

(e)	the date that is six (6) months from the date hereof,

(the period from the date of this Deed until such date being the “Option Period”).

1.5

If no Exercise Notice has been sent by the end of the Option Period, the Put Option shall automatically lapse without any action on the part of the parties, and each party shall be released from its obligations under this Deed and no party shall have any claim against the other under it with no costs, indemnity or penalties of any kind payable to or by any party save in the case of a prior breach of this Deed (other than a breach of paragraphs 3 (Conditions), 5 (Warranties of the Purchaser) and 5.2 (Warranties of the Seller)) and save for the provisions of paragraphs 8 (Confidentiality), 9 (Reference to the Provisions of the SPA) and 10 (Governing Law and Arbitration) which shall continue to apply in accordance with their terms.

2.	Consultation Process

2.1

The Purchaser acknowledges and agrees that, in accordance with applicable law, before any decision is made by the Seller to exercise the Put Option or to enter into the SPA in connection with the Transaction, there is an obligation to inform and consult the social and economic committee (the “SEC”) of Smiths Medical France SAS (“Smiths France”) in connection with the Transaction (the “Consultation Process”).

2.2	The Seller will cause Smiths France to initiate the Consultation Process as soon as reasonably practicable after, and in any event within five (5) Business Days after, the signing of this Deed.

2.3	Without prejudice to paragraph 2.8 below, the Seller will use its best efforts to obtain the opinion of the SEC as soon as reasonably practicable after the date hereof.

2.4

The Consultation Process shall be deemed duly completed if the SEC has issued a final opinion with respect to the Transaction or, failing such opinion being issued, on the date on which the SEC will be deemed to have rendered a final opinion in accordance with the provisions of the French labour code.

2.5

The applicable maximum legal deadline set forth under the French labour code may be extended by the agreement in writing of the Seller and the Purchaser, such agreement from the Purchaser not to be unreasonably withheld or delayed.

2.6

The Seller shall notify the Purchaser within one (1) Business Day of the date of completion of the Consultation Process (in accordance with this Deed) and provide evidence of the final opinion rendered or deemed to have been rendered.

2.7	The Purchaser agrees that, upon request of the Seller, it shall, and shall cause each other member of the Purchaser’s Group to:

(a)

cooperate in relation to the Consultation Process, provide in a timely manner all reasonable assistance and information that the Seller, the Group Companies, their respective representatives, the employees’ representatives bodies or any expert appointed in connection therewith, may request to allow the management of Smiths France to fulfil their obligations in relation to the Consultation Process, including by providing (subject, where legally permissible, to the execution of appropriate confidentiality provisions reasonably satisfactory to the Purchaser) presentations, a structure chart of the Purchaser, its background and history and the Purchaser’s plans for the Group, its management and its employment policy; and

(b)

subject to reasonable notice being given procure that at least one senior representative of the Purchaser attend meeting(s) of the SEC (which shall, where reasonably practicable, be held virtually or at least the attendance of the representative shall be virtual by telephone or other electronic means) and meet (virtually, as aforesaid) with the relevant employees’ representatives if requested by the Seller with reasonable prior notice.

2.8	The Seller shall (and shall procure that any relevant member of the Seller’s Group shall), subject to applicable law and regulation:

(a)

circulate notices to convene a meeting of the SEC as soon as reasonably practicable after the date of this Deed (and not later than five (5) Business Day hereafter), to the extent that this has not taken place before the date of this Deed;

(b)

conduct diligently the Consultation Process in respect of the SEC, including, without limitation, providing the SEC with relevant information as soon as reasonably practicable as required in connection with the Consultation Process;

(c)	not do anything that is likely to prejudice or delay the obtaining of an opinion from the SEC with respect to the Consultation Process;

(d)

keep the Purchaser informed of the progress of the Consultation Process on a regular basis and provide the Purchaser with all material requests raised by the SEC and any material documentation shared with the SEC;

(e)

provide the Purchaser with the draft information notice (note d’information) and other substantive materials (together the “SEC Documents”) to be provided to the SEC with respect to Smiths France and the Transaction and shall where practicable (i) offer the Purchaser a reasonable opportunity to discuss the content of the SEC Documents and (ii) take due consideration of any reasonable comments the Purchaser may have in relation to SEC Documents, in each case in so far as such documents or comments relate to the description of the Purchaser and the social consequences (if any) on the employees of Smiths France of the Transaction, prior to disclosure to the SEC; and

(f)

not make any offer or commitment or give any undertaking or make any agreement with the SEC with respect to Smiths France or the Purchaser (or any member of the Purchaser’s Group) (including with respect to the terms of employment and employment benefits granted to employees of the Group Companies) without the prior written consent of the Purchaser.

2.9	The Purchaser understands that, following completion of the Consultation Process, a final decision will be made by the Seller regarding the Transaction.

3.	Conditions

Until the earlier of:

a.	the SPA becoming valid and binding pursuant to paragraph 1.3;

b.	if no Exercise Notice has been executed and delivered to the Purchaser in accordance with the terms of this Deed prior to the end of the Option Period, the expiration of the Option Period; and

c.	such date that the Seller and the Purchaser, by mutual agreement in writing, determine to terminate this Deed,

(such date being the “Expiry Date”),

the Purchaser and the Seller agree and undertake to comply with the provisions of Clauses 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.14, 16.1 and 16.2 of the SPA as if the same were in effect as from the date hereof (and any reference therein to “this Agreement” (or a similar expression) shall be deemed to be a reference to this Deed).

4.	Other Covenants

4.1

Until the Expiry Date, the Seller and the Purchaser each agree to comply with the provisions of Clauses 5 (Leakage), 7 (Pre-Completion Obligations), 14 (W&I Insurance and Recourse to Seller), 18.1 (Financing Cooperation), 18.2 (Financing Cooperation) and 19.1 (Insurance), which clauses are incorporated by reference into this Deed, and such provisions shall apply from the date hereof and any reference therein to “this Agreement” (or a similar expression) shall be deemed to include a reference to this Deed.

4.2

Until the Expiry Date and subject to applicable law and regulation, the Seller shall use all reasonable endeavours to procure that, from the date of this Deed, the Seller Parent shall commence preparation of the Circular by preparing drafts of the Circular, instructing its reporting accountants to prepare, review and finalise any financial information required to be contained in the Circular (including as to sufficiency of working capital) and providing such information and support to such reporting accountants as they shall require for such purpose, and, if appropriate, submitting such drafts of the Circular to the FCA for review and comment by the FCA and the Purchaser shall (upon the Seller’s request) promptly co-operate with and provide all necessary information and other assistance required in connection with such preparation of the Circular.

5.	Warranties of the Purchaser

5.1

Subject to paragraph 5.2 below, the Purchaser warrants to the Seller that the statements set out in Schedule 7 (Purchaser’s Warranties) to the SPA are true and accurate in all respects as of the date of this Deed.

5.2

Paragraph 5.1 above shall be subject to Clauses 15.2 to 15.4 of the SPA and such Clauses of the SPA shall be incorporated by reference into this Deed and any reference therein to “this Agreement” (or a similar expression) shall be deemed to include a reference to this Deed.

6.	Warranties of the Seller

6.1

Subject to paragraph 6.2 below, the Seller warrants to the Purchaser in the terms set out in Clause 9.1 of the SPA and such Clause shall be deemed to be incorporated by reference into this Deed and any reference therein to “this Agreement” (or a similar expression) shall be deemed to include a reference to this Deed.

6.2

Paragraph 6.1 above shall be subject to Clauses 9.2 to 9.4, 12 (Seller’s Limitations on Liability) and Schedule 6 (Seller’s Limitations on Liability) of the SPA and such clauses and schedule shall be incorporated by reference into this Deed and any reference therein to “this Agreement” (or a similar expression) shall be deemed to include a reference to this Deed.

7.	Enforcement

7.1

The Purchaser expressly agrees that its obligations under this Deed to acquire the Shares in accordance with the terms and subject to the conditions of the SPA, are irrevocable and unconditional (save for any conditions expressly included in the SPA) and may not be withdrawn for any reason whatsoever (including, for the avoidance of doubt, prior to the exercise of the Put Option).

7.2	Without prejudice to any other rights or remedies which either party may have, each party acknowledges and agrees that:

(a)	the sale of the Shares in accordance with the terms and subject to the conditions of the SPA shall be definitive upon execution of the SPA in accordance with paragragh 1.3 of this Deed.

(b)

damages would not be an adequate remedy for any breach of the provisions of this Deed and the non-breaching party shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such provision by the breaching party and no proof of special damages shall be necessary for the enforcement by the non-breaching party of its rights under this Deed.

8.	Confidentiality and Announcements

The provisions of Clause 21 (Confidentiality) and Clause 22 (Announcements) of the SPA are incorporated by reference into this Deed and such provisions shall apply from the date hereof and any reference therein to “this Agreement” (or similar expression) shall be deemed to be references to this Deed. Notwithstanding anything to the contrary in the provisions of Clause 21 (Confidentiality) of the SPA, the Seller shall be permitted to disclose information that would otherwise pursuant to such Clause be required to be kept confidential to the SEC and its professional advisers, if any, to the extent such information is required by applicable law or is reasonably necessary to facilitate the Consultation Process, provided that (i) such information is disclosed on a strictly confidential basis, and (ii) subject to applicable law and regulation and the terms of any confidentiality arrangements, with respect to information related to the Purchaser and, as the case may be, the operation of the business of Smiths France after the Transaction, such information has been disclosed to the Purchaser for the sole purpose of the implementation of the Consultation Process and the Purchaser has been given an opportunity to provide its reasonable comments on any such disclosure.

9.	Reference to the Provisions of the SPA

Clauses 1.2 to 1.19 and Clauses 23 (Assignment) to 39 (Time of the Essence) of the SPA and Clause 41 (Agent for Service of Process) shall be incorporated by reference into this Deed and shall be applicable to this Deed from the date hereof and any reference therein to “this Agreement” (or a similar expression) shall be deemed to include this Deed.

10.	Governing Law and Arbitration

10.1

This Deed, including the arbitration agreement contained within this paragraph 10, including any non-contractual obligations arising out of or in connection with this Deed, is governed by and shall be construed in accordance with English law.

10.2

The parties agree that, in respect of any claim, dispute or difference of whatever nature arising under, out of, or in connection with this Deed (including a claim, dispute or difference regarding the existence, termination or validity of this Deed or any non-contractual obligations arising out of or in connection with this Deed) (a “Dispute”), the provisions of this paragraph 10 shall apply. Either party may notify the other party in writing of a Dispute (a “Dispute Notice”), whereupon the parties shall attempt to resolve the Dispute amicably by negotiation, for a period of twenty (20) Business Days from the date of the Dispute Notice (the “Resolution Period”).

10.3

If a full and final binding written agreement in settlement of the Dispute has not been entered into during the Resolution Period, the parties agree that the Dispute shall be referred to and finally settled by arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules (the “Rules”) as in force as the date of this Deed and as modified by this paragraph, which Rules shall be deemed incorporated into this paragraph. The seat of arbitration shall be London, England and the language of the arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

10.4

The number of arbitrators shall be three. The claimant(s) (collectively if there is more than one claimant) and respondent(s) (collectively if there is more than one respondent) (each an “Arbitration Party” and together the “Arbitration Parties”), shall first attempt to agree on the identity of all three arbitrators. If the Arbitration Parties have not reached an agreement as to the identity of all three arbitrators within a period of twenty (20) Business Days following the date of the Request for Arbitration, the arbitrators shall be appointed in accordance with the following procedure:

(a)

one arbitrator shall be nominated by the claimant(s) and one arbitrator shall be nominated by the respondent(s) and such nominations shall be made within ten (10) Business Days from the date of expiry of the period of twenty (20) Business Days for the parties to attempt to agree the identity of all three arbitrators;

(b)

following confirmation from the LCIA Court of the appointment of the Arbitration Parties’ nominated arbitrators (the “Co-Arbitrators”), the third arbitrator, who shall act as presiding arbitrator, shall be nominated as follows:

(i)

each Arbitration Party shall send to the Co-Arbitrators a list proposing five (5) candidates for the position of presiding arbitrator (in alphabetical order of surname) by 5pm London time, ten (10) Business Days following confirmation of the appointment of the Co-Arbitrators (the “List Exchange”);

(ii)	the Co-Arbitrators shall review the names of the candidates proposed by each Arbitration Party;

(iii)	if one (and only one) common candidate has been proposed by both Arbitration Parties, that candidate will be designated to act as the presiding arbitrator;

(iv)

in the event that no common candidate or more than one common candidate has been selected, each Arbitration Party shall send to the Co-Arbitrators (but not to the other Arbitration Party) that Arbitration Party’s ranking of the candidates for presiding arbitrator by 5pm London time on the date that is ten (10) Business Days following the List Exchange;

(v)

each Arbitration Party shall rank the candidates from its own list and the list of the opposing Arbitration Party and shall give each of the ten (10) candidates a rank from one (1) to ten (10), with one (1) indicating most preferred candidate and ten (10) indicating the least preferred candidate;

(vi)	following receipt of the ranking from the Arbitration Parties, the Co-Arbitrators shall identify the highest-ranking candidate, i.e., the candidate with the lowest aggregate score;

(vii)	if one candidate has the lowest aggregate score, that candidate shall be designated to act as the presiding arbitrator;

(viii)	if more than one candidate has the same lowest aggregate score, the Co-Arbitrators shall agree between themselves which of the candidates shall act as a presiding arbitrator;

(ix)

the Co-Arbitrators shall communicate the name of the presiding arbitrator to the Arbitration Parties and the LCIA Court for confirmation by 5pm London time, five (5) Business Days following receipt of the Arbitration Parties’ rankings; and

(x)

in the event that the Co-Arbitrators are not able to reach agreement on the presiding arbitrator within five (5) Business Days, then the LCIA Court shall be asked to decide upon the presiding arbitrator from the candidates with the same lowest aggregate score.

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STRICTLY PRIVATE & CONFIDENTIAL

In Witness Whereof this document has been executed as a deed and delivered on the date first stated above.

EXECUTED as a DEED for and on behalf of SMITHS GROUP INTERNATIONAL HOLDINGS LIMITED in the presence of:	}	/s/ Julian Fagge

.................................................................................
Witness Name: Witness Occupation: Witness Address:

Execution Page – Put Option Deed

EXECUTED as a DEED for and on behalf of ICU MEDICAL, INC. acting by:	}	/s/ Christian Voigtlander

.................................................................................

Execution Page – Put Option Deed

STRICTLY PRIVATE & CONFIDENTIAL

Schedule 1    SPA

Schedule 2    Form of Exercise Notice

From:	Smiths Group International Holdings Limited
c/o Smiths Group plc
4th Floor, 11-12 St James’s Square,
London,
England, SW1Y 4LB

To:	ICU Medical, Inc. (the “Purchaser”)
951 Calle Amanecer
San Clemente
CA 92673
United States of America

[date] 2021

Dear Sirs,

Put Option Deed dated [●] September 2021

Reference is made to the Deed executed by you and Smiths Group International Holdings Limited dated [●] September 2021 with respect to the sale and purchase of all the shares of Smiths Medical 2020 Limited (the “Put Option Deed”).

Capitalised terms and expressions used and not otherwise defined herein shall have the meaning ascribed to them in the Put Option Deed.

This is the Exercise Notice referred to in paragraph 1.1 of the Put Option Deed.

We hereby:

(a)	confirm that, pursuant to paragraph 2 of the Put Option Deed, the Consultation Process has been completed; and

(b)	irrevocably and unconditionally exercise the Put Option.

Attached to this Exercise Notice is a copy of the SPA duly executed and delivered by the Seller and therefore in accordance with paragraph 1.3 of the Put Option Deed, the SPA is now legally binding on the Purchaser and the Seller.

Yours faithfully,

…………………………………..

For and on behalf of

Smiths Group International Holdings Limited